June 2, 2009

name
address
city, state, zip

Re: Saving your investment in BellaVista Capital, Inc.

Dear Fellow Shareholder,

Thank you for your very positive response to the letter we sent you on May 12 in which we introduced ourselves and our solution to help save our mutual investment in BellaVista Capital Inc.

As I’m sure you are aware, BellaVista’s share price has fallen 73% from the initial offering price and has consistently failed to meet the current board’s own projections. While a portion of this decline can be attributed to current market conditions, we feel that BellaVista has been mismanaged by the current board and the only way to save this company now is to assume administrative control to improve the chance of increasing shareholder value for all shareholders.

Some of you have called us for more specifics, so we want to take this opportunity to clear up any confusion regarding what we plan to do after implementing the immediate cost savings.  Below are answers to your most frequently asked questions:

Q.If I vote “yes” for MPF’s proposals, what will MPF’s relationship with BellaVista be after the proposals are approved?

A.If you approve our proposals, MPF will become BellaVista’s adviser and asset manager.  We are not proposing to buy your shares or to merge MPF with BellaVista.  You will retain your shares and you will enjoy the same benefits from MPF’s cost cutting and improved management that we will enjoy by virtue of the shares we own.

Q.After implementing the immediate cost-saving measures, what are MPF’s plans for BellaVista?

A.Our plan is to keep the existing property managers at each of BellaVista’s eight properties in place.  We intend to sell each of those properties when market conditions allow, and to distribute that cash to all of BellaVista’s shareholders.

Q.Other than providing all of the administrative services to BellaVista more cheaply and effectively, how will MPF add value to my shares?

A.BellaVista has an approximate $6 million portfolio of trust deeds which BellaVista has said yields 9% - 10% on average.  If MPF takes over management of BellaVista, we will redeploy this portfolio into the types of real estate securities we have traditionally invested in.  MPF’s investing has historically produced gross returns of over 20%, more than twice the returns being produced from the current trust deed portfolio.

Q.How are can I be sure MPF’s financial goals are aligned with mine?

A.As BellaVista’s largest shareholder our goal is the same as yours – saving our investment in BellaVista. Our Asset Management Agreement proposes that we be paid for performance.  MPF would cover costs through the management fee, but would have the option, if successful, to purchase shares up to 15% of the current number of outstanding shares at a price equal to $2.73 per share, less dividends paid.  This gives us great incentive to increase the value of your shares to greater than $2.73 (the current value).  The current asset manager actually has a disincentive to pay out any distributions because that would only serve to reduce their fees by reducing the assets of BellaVista.

Q.The current board of directors says that MPF’s proposal will not result in any significant cost savings. How can we be sure that any cost savings will be realized?

A.The current board is wrong.  First, MPF guarantees that BellaVista’s overall General and Administrative expenses (including our fee) will be lower in the year MPF takes over than they were last year. Second, the savings will become greater over time.  As the properties are sold and dividends are paid, BellVista’s assets will decline and MPF’s 2% fee will decline commensurately.  The current board’s fees and BellaVista’s overhead, in contrast, do not decline and over time will become an ever-greater percentage of assets.

Q.The current board has said that BellaVista should implement a share redemption plan and not pay out dividends because it is more tax efficient to do so. Why does MPF propose to pay dividends?

A.The current board is, once again, simply wrong.  MPF has retained KPMG to advise it on this issue, and we have concluded that cash dividends can be tax efficient for all investors.  BellaVista has lost a tremendous amount of money recently so any dividends paid to you would be entirely tax-free (a “return of capital”), unless BellaVista is profitable and has what’s called “earnings and profits” or “e&p.”  Because BellaVista has had substantial losses most of the years since its inception, the chances that it will have net earnings are low.  However, if we are successful in bringing BellaVista to profitability, we will, of course, revisit the issue and make tax efficient decisions - it is in all of our best interest to do so.

Q.I believe that Bay Area real estate will recover and increase in value from today’s level - can I buy more shares of BellaVista?

A.Yes-- if we manage the assets.  Our intention is to set up a matching service up on our website where buyers can bid for shares and sellers can offer their shares for sale any time they choose with no fee.  This is exactly the kind of shareholder-friendly service that MPF will provide and that you have deserved for years.

We urge you to read the Proxy Statement when it is available as it will contain information about the experience of the nominees and their interest in the proposal and our additional information about our plan to help save our mutual investment. We will be mailing each registered shareholder a copy of the Proxy Statement – or you can obtain the Proxy Statement, and any other relevant documents, for free at the SEC’s web site or from MPF by visiting our website (www.mpfi.com) or calling me at (800) 854-8357.

Once again, your choice is simple: Stay the course and perhaps see the continued destruction of the value of your investment, or vote for MPF, a proven winner, when you receive the MPF proxy.

Very Truly Yours,

Rob Dixon
Chief Investment Officer,
MacKenzie Patterson Fuller, LP

P.S. Please help us help save our mutual investment in BellaVista.  Sign, date and return your MPF proxies when you receive them.